UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

Otelco Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32362	52-2126395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Third Avenue East, Oneonta, AL	35121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (205) 625-3574

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Underwriting Agreement

On June 28, 2007, Otelco Inc., a Delaware corporation (“Otelco” or the “Company”) and certain of its subsidiaries (the “Guarantors”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with CIBC World Markets Corp. and UBS Securities LLC, as representatives of the several underwriters (the “Underwriters”) listed in Schedule I to the Underwriting Agreement, to sell to the Underwriters 3,000,000 (3,450,000 if the over-allotment option is exercised in full) Income Deposit Securities (the “IDSs”), each representing one share of Otelco’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”) and $7.50 principal amount of its 13% Senior Subordinated Notes due 2019 (the “Notes”) pursuant to the Indenture referred to below, in an underwritten public offering (the “Offering”). The net proceeds of the offering, after deducting estimated discounts, fees and expenses, are expected to be approximately $54.9 million. The net proceeds will be used to repay approximately $54.9 million of the $120 million outstanding on the term loan portion of the Company’s credit facility, which matures on July 3, 2011. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary indemnification rights and obligations of the parties and termination provisions. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The closing of the sale of the IDSs occurred on July 5, 2007. The IDSs sold in the Offering were registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-3 (File No. 333-142586), filed with the Commission on May 3, 2007, as amended.

Affiliates of CIBC World Markets Corp. collectively own approximately 1.9% of funds managed by Seaport Capital. The Underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to the Company and its affiliates for customary fees and expenses in the ordinary course of their business. CIBC World Markets Corp. provided advisory services to the Company in connection with the acquisition of Mid-Maine in July 2006 for which they received customary fees.

Second Supplemental Indenture

In connection with the Offering, on July 5, 2007, the Company and the Guarantors entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture, dated as of December 21, 2004, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 3, 2006 (the “Indenture”). Pursuant to the Second Supplemental Indenture, the Company issued $22,500,000 ($25,875,000 if the over-allotment option is exercised in full) additional notes, forming part of the IDSs issued in the Offering. A copy of the Second Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

General

The foregoing descriptions are summaries of, and do not purport to be complete descriptions of, the terms, conditions or covenants of the Underwriting Agreement and the Second Supplemental Indenture. Such descriptions are qualified in their entirety by reference to the full terms, conditions and covenants of the Underwriting Agreement and the Second Supplemental Indenture.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
1.1
Underwriting Agreement, dated June 28, 2007, by and among the Company, the Guarantors and CIBC World Markets Corp. and UBS Securities LLC, as representatives of the several Underwriters listed in Schedule I to the Underwriting Agreement

4.1	Second Supplemental Indenture, dated as of July 5, 2007, by and among the Company, the Guarantors and the Trustee (including form of 13% Senior Subordinated Notes due 2019)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO, INC.

Date: July 5, 2007	By:	/s/ Curtis L. Garner, Jr.
Curtis L. Garner, Jr. Chief Financial Officer